Exhibit 1: Share Purchase Agreement

SHARE PURCHASE AGREEMENT

by and between

Beijng Huawei Ouya Architectural Decoration And Engineering Co., Ltd.

and

China Direct Trading Corp.

April 26, 2005

This Share Purchase Agreement (this “Agreement”), dated as of April 26, 2005, made between (1) Beijng Huawei Ouya Architectural Decoration And Engineering Co., Ltd. (“Party A”), a limited company organized and existing under the laws of the People’s Republic of China (“China”) with its domicile at West to the Lai Guang Ying Village, Lai Guang Ying County, Chao Yang District, PRC, telephone no. 10-8491-6699, facsimile no. 10-8491-7778, and (2) China Direct Trading Corp. (“Party B”), a corporation incorporated and existing under the laws of America with its domicile at 12535 Orange Dr. #613 Davie, Florida 33330, USA, telephone no. 1-954-474-0224, facsimile no. 1-954-474-0228.

Whereas:

Party A and Wang Hongkun jointly invested RMB50,000,000 for the establishment of Beijing Huawei Furniture Manufacture Company Limited (“Target Company”). Party A contributed RMB37,330,000, amounting to 74.66% of the registered capital of the Target Company; Wang Hongkun contributed 12,670,000, amounting to 25.34% of the registered capital of the Target Company. Party A agrees to sell and Party B agrees to purchase 40% of the registered capital (“Target Shares”) of the Target Company according to the terms and conditions set out in this Agreement, dated April 26, 2005, which has been entered into by and between these two parties. The Target Company will change into an equity joint venture named Beijing Huawei International Furniture Manufacturing Co., Ltd. (“Haiwei International”) through this purchase.

NOW THEREFORE, Party A and Party B hereby agree as follows:

1.	Definitions
1.1	In this Agreement where the context so admits the following words and expressions shall have the following meanings:
	“Target Shares”	see the Whereas clause.
	“Target Company”	see the Whereas clause.
“Security Interests”

mean the mortgage, pledge, lien, guarantee, third party’s rights imposing a restriction on ownership and other similar encumbrances arising from contracts or in accordance with laws and all relevant agreements related thereto.

“JV Contract”

means the Joint Venture Contract of Beijing Huawei International Furniture Manufacturing Co., Ltd. entered into by and among Party A, Party B and Wang Hongkun for the establishment of Huawei International as set out in Appendix 1 of this Agreement.

	“Articles of Association”	means the Articles of Association of Beijing Huawei International Furniture Manufacturing Co., Ltd. signed by Party A, Party B and Wang Hongkun as set out in Appendix 2 of this Agreement.

“Payment Date”	means some day within 3 months from the date of the issuance of the business license of Huawei International by the Chinese government authority.
“Closing Date”	means the date when the Target Shares are registered under the name of Party B by the relevant administrative authority of industry and commerce.
“Accountant”	mean the independent auditor who audits the Financial Statements and is agreed by Party B and appointed by the Target Company.
“Appraiser”	mean the appraisal company which is agreed by Party B and appointed by the Target Company.
“Financial Statements”	means the unaudited financial statements prepared by the Target Company as set out in Appendix 3 of this Agreement.
“Appraisal Report”	means the <Appraisal Report > which is prepared by the Appraiser and evaluates the assets of the Target Company for the purposes of this Agreement.

2.	Prerequisites
2.1

The purchase of the Target Shares in this Agreement shall be executed when the following conditions are satisfied in full or exempted: (1) obtaining the approval from the relevant government authorities for the purchase of the Target Shares, including (without limitation) of the approvals of the JV Contract, Articles of Association and this Agreement; (2) obtaining the approval from the board of Party B and the relevant government authorities of the United States for this purchase; (3) passing a resolution to approve the purchase of the Target Shares by the shareholders of the Target Company ; and (4) no material adverse changes in the assents, financial situation, business management and prospect of the Target Company take place before the Closing Date. Both parties should undertake all reasonable endeavour to attain the realization of the above conditions.

3.	Sale and Purchase of Target Shares
3.1

Party A agrees to sell the Target Shares to Party B in accordance with the terms and conditions in this Agreement. Party B agrees purchase the Target Shares that is free from any Security Interests from Party A in accordance with the terms and conditions in this Agreement.

3.2

The Target Shares as will as rights and interests attached thereto shall be deemed transferred to Party B from the Closing Date and Party B, as the holder of the Target Shares, shall enjoy and bear all rights and obligations relating to the Target Shares. Party A shall thereafter no longer enjoy and bear such rights and obligations.

4.	Price and Payment
4.1	Both parties of this Agreement confirm that Party B shall pay the purchase price to Party A as the consideration of the Target Shares that shall be US$5,000,000 according to the Appraisal Report.

4.2	Party B should remit the above-mentioned consideration to the bank account designated by Party A on the Payment Date.
5.	Representations and Warranties of Party A

Party A hereby makes the following representations and warranties to and for the benefit of Party B on and as of the date hereof and on the Closing Date:

5.1

Party A has been duly organized under the law of China and has the requisite power and authority to own, lease and operate its properties, to conduct its business as described in its business license and articles of association.

5.2

Party A has the requisite power and authority to enter into, execute, deliver and perform this Agreement and any other documents in order to perform this Agreement. This Agreement and such other documents constitute the legal, valid, binding and enforceable agreement of Party A when they take effect.

5.3

The execution, delivery and performance of this Agreement by Party A shall not conflict with or result in a breach of, or constitute a default (or give rise to any right of termination under) or a violation of:

(1)	the articles of association, business license or other organizational documents of Party A;

(2)    any material contract to which Party A is a party, except those with respect to which Party A has obtained or is in the process of obtaining the consents of the other parties thereto;

(3)    any Chinese law, rule or regulation, or any judgment, order, ruling or decree of any Chinese court, other tribunal, governmental or quasi-governmental agency, department, commission or other body or authority (“Governmental Authority”) having jurisdiction over Party A or any of its assets.

5.4

Party A owns the Target Shares and has fulfilled their obligation to contribute capital for the Target Shares and has no additional liability for contribution. Party A is the exclusive legal and beneficial owner of the Target Shares, which is free from any Security Interests.

5.5

The Target Company has been duly organized under the law of establishment country and have the requisite power and authority to own, lease and operate its properties, to conduct its business as described in its business license and articles of association and there should not exist such situation which may lead to its bankruptcy, being liquidated, closing down or being taken over.

5.6	The capital of the Target Company has been duly contributed which is free from any Security Interests.
5.7

Up to the Cut-off Date, other than normal wear and tear, the assets of the Target Company are in good condition and repair, and all machinery, equipment, installations, systems and vehicles are used and maintained in accordance with normal industry standards.

5.8

Up to the Cut-off Date, the Target Company has operated, used, maintained, serviced and repaired their business and assets in the ordinary course of business consistent with past practice and all applicable laws and has used its best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain normal relationships with customers, lessors, lenders, suppliers and independent contractors and other persons having business dealings and relations with it.

5.9

Except as additionally disclosed by Party A and/or the Target Company to Party B, all documents, certificates, notices, permits, approval documents, authorisation letters, consent letters, waivers, files on record or registrations to be applied, obtained or put on record with the relevant government authorities necessary for them to own and use their assets and for operating their business have been granted, obtained from, put on record or registered with the relevant government authorities, and such documents, certificates, notices, permits, approval documents, authorisation letters, consent letters, waivers, files on record or registrations are valid and effective.

5.10	The contracts executed by the Target Company are legal, valid and enforceable against the parties to the contracts and there are no material breaches under such contracts.
5.11

Party A and the Target Company have disclosed all the intellectual property rights owned or used by the Target Company, including (without limitation) patent, trademark, copyright, computer program, or know-

how. In the course of operating their business or using their assets, the Target Company have not infringed any patent, copyright, title, trademark, service mark, trade name or other intellectual property rights already registered by a third party in China.

5.12

The Financial Statements shall reflect substantially the same financial condition of the Target Company as it after audit by the Accountant. “Substantially the same financial condition of the Target Company” shall mean that the Target Company’s net worth, total assets, total liabilities and cash flow from operations are not more than 20% less than the same results as set forth in the Financial Statements.

5.13

All information provided by Party A and/or the Target Company to the Appraiser in connection with the Appraisal Report was and is true and complete in all material respects. Except as additionally disclosed by Party A to Party B, the Target Company has the rights to own the assets set out in the Appraisal Report without any Security Interests and all legal procedures necessary to obtain, prove and protect the ownership of such assets have been completed and shall continue to be in effect.

5.14

Except as disclosed to Party A, there is no pending, threatened litigation, arbitration, hearing, investigation or other proceeding before any Chinese court or Governmental Authority against or involving the Target Company which are not in the ordinary course of business and, if determined adversely, could have a material adverse effect on the assets, business achievements, or prospects of the Target Company.

5.15

The Target Company has abided by the local relevant environmental law and administrative regulations. There has been no claim for compensation, litigation arbitration, hearing, investigation or other proceeding result from contravening the environmental laws and regulations during their operation.

5.16

There are no false representations, omissions or misleading statements to any material fact or matter under any representation and undertaking given by Party A under this Agreement, or all other documents, certificates and information provided by Party A pursuant to this Agreement.

6.	Representations and Warranties of Party B

Party B hereby makes the following representations and warranties to and for the benefit of Party A on and as of the date hereof and on the Closing Date:

6.1

Party B has been duly organized under the law of the United States and has the requisite power and authority to own, lease and operate its properties, to conduct its business as described in its business license and articles of association.

6.2

Party B has the requisite power and authority to enter into, execute, deliver and perform this Agreement and any other documents in order to perform this Agreement. This Agreement and such other documents constitute the legal, valid, binding and enforceable agreement of Party B when they take effect.

6.3

The execution, delivery and performance of this Agreement by Party B shall not conflict with or result in a breach of, or constitute a default (or give rise to any right of termination under) or a violation of:

(1)	the articles of association, business license or other organizational documents of Party B;

(2)    any material contract to which Party B is a party, except those with respect to which Party B has obtained or is in the process of obtaining the consents of the other parties thereto;

(3)    any Chinese or America law, rule or regulation, or any judgment, order, ruling or decree of any Governmental Authority having jurisdiction over Party B or its assets.

7.	Undertakings
7.1

Party A and Party B hereby agree to cooperate with each other and to complete, without further consideration and as soon as possible, any pending work related to the transactions contemplated hereby. In furtherance thereof, both parties of this Agreement shall take or cause to be taken all necessary actions, including, without limitation, (1) transfer the Target Shares to and under the name of Party B; (2) the execution and delivery of all documents and certificates required to be executed or delivered by them, and (3) the giving, making and obtaining of all notices, permits, approvals, authorizations, consents, filings and registrations required to be given to, obtained from or made with any Governmental Authority or third party, as the case may be, to ensure that this Agreement shall be fully implemented. Any matter not specifically provided for in this Agreement that must be resolved in the course of implementing this Agreement shall be resolved through consultation between both parties of this Agreement and in a fair, equitable and appropriate manner.

7.2

During period between the date hereof and the Closing Date, if any situation which may lead to the material adverse effect on the transactions or the Target Shares occur, Party A shall notify Party B in written as soon as possible. Such situation including (without limitation) litigation, arbitration, hearing, investigation or other proceeding against or involving Party A or any approvals or instructions from the Governmental Authority or any loss or damage to the assets of the Target Company which may lead to the material adverse effect on the transactions in this Agreement.

7.3

Both Party A and Party B agree that Party A shall submit the JV Contract, Articles of Association, this Agreement and other requisite documents under Chinese law to the relevant government authorities for approval on some day agreed by both parties before January 10, 2006.

8.	Indemnification
8.1

Party A agrees to indemnify and hold Party B harmless from and against any and all demands, claims, actions, losses, liabilities, damages, costs and expenses asserted against or incurred or suffered by Party A, directly or indirectly, arising out of or as a result of any branch of any representation, warranty, undertaking or covenant made by Party A. After the completion of purchase the Target Shares, if any claim against or incurred by any third party in respect of the assets or liabilities of the Target Shares or the Target Company, whereas such claim incurred for the previous situation of the assets or liabilities of the Target Shares or the Target Company before the Closing Date, therefore Party A should take actions to exempt indemnification or bear liabilities from Party B and indemnify any losses suffered by Party B due to such claim in spite of whether Party A breaches of any representation, warranty, undertaking or covenant in this Agreement. Any claim for indemnification hereunder raised by Party B shall be made in writing to Party A and shall include a reasonably detailed description of the facts and circumstances giving rise to such claim.

8.2

Party B agrees to indemnify and hold Party A harmless from and against any and all demands, claims, actions, losses, liabilities, damages, costs and expenses asserted against or incurred or suffered by Party B, directly or indirectly, arising out of or as a result of any branch of any representation, warranty, undertaking or covenant made by Party B. Any claim for indemnification hereunder raised by Party A shall be made in writing to Party B and shall include a reasonably detailed description of the facts and circumstances giving rise to such claim.

9.	Taxes
9.1

Both parties of this Agreement shall individually bear income tax, business tax, stamp duties and other taxes (the “Asset Transfer Taxes”) that arise out of the execution and performance of this Agreement and the purchase of the Target Shares in accordance with the relevant China laws and regulations. Party A shall bear all taxes that arise from appreciation in value of the Target Shares. Any party of this Agreement shall notify the other party of any request relating to the Asset Transfer Taxes, and shall provide cooperation to reduce any Asset Transfer Taxes to be paid.

10.	Governing Law and Dispute Resolution
10.1	This Agreement shall be governed by and construed in accordance with the laws of China.
10.2

Both parties of this Agreement shall attempt to resolve any dispute arising out of relating to this Agreement through friendly consultation. If friendly consultation fails to resolve such dispute, either party may, at any time, may submit such dispute to China International Trade and Economic Arbitration Commission for arbitration pursuant to the provisions of its arbitration rules. The arbitration shall be in Beijing. The arbitration award shall be final and binding on the Parties. Costs of arbitration shall be borne by the losing Party or as otherwise determined by the arbitration panel according to the responsibilities of the Parties.

11.	Miscellaneous

11.1

This Agreement shall come into effect upon the fulfilment of all of the following: (1) execution of this Agreement by the legal or authorized representatives of the both parties; (2) approval of the purchase under this Agreement by the board of directors of Party A; (3) obtaining the approval from the board of Party B and the relevant government authorities of the United States for this purchase; and (4) approval of this Agreement by administrative authority in charge of foreign trade.

11.2

If any provision herein shall be held invalid or unenforceable by a court of competent jurisdiction or other authority, the remainder of the provisions herein shall remain in full force and effect and shall not be affected thereby. Nothing contained in this Agreement shall cause the failure of either party hereto to insist upon strict compliance with any provision hereof by the other party to operate as a waiver with respect to such provision, unless such waiver is in writing and delivered to the other party hereto in accordance with clause 11.3 hereto.

11.3

Any notice or other communication that is required or that may be delivered hereunder shall be in writing and shall be delivered personally (including by courier) or by facsimile to the other party hereto at the address of such other party set forth in the introductory paragraph of this Agreement or to the facsimile number of the other party.

11.4

Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of the Agreement.

11.5

This Agreement constitutes the entire agreement of the parties hereto regarding the subject matter hereof and supersedes all prior agreements with respect thereto. This Agreement may not be amended or terminated except by a writing executed by both parties hereto.

11.6	Neither party may assign this Agreement or any of its rights, interests, duties or obligations hereunder without the prior written consent of the other party.
11.7	This Contract is written in Chinese and English. Both language versions are of equal force and effect.
11.8

This Contract shall be made in 3 originals (each including a Chinese and an English version) with equal legal effect, each of which shall be held respectively by Party A, Party B and relevant authority for approval.

IN WITNESS WHEREOF, both parties hereto have caused this Agreement to be executed in Shanghai, China by their duly authorized representatives as of the day and year first above written.

Beijng Huawei Ouya Architectural Decoration And Engineering Co., Ltd.

By:	/s/

Name:

Title:

China Direct Trading Corp.

By:	/s/ Howard Ullman

Name: Howard Ullman

Title:Chief Executive Officer, President and Chairman of the Board